Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2014, with respect to the consolidated financial statements included in the Annual Report of New York REIT, Inc. on Form 10-K for the year ended December 31, 2015.  We hereby consent to the incorporation by reference of said report in the Registration Statement of New York REIT, Inc. on Form S-8 (File No. 333-197362).

/S/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 26, 2016